Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Marten Transport, Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-81494, 33-75648 and 333-128168) on Form S-8 of Marten Transport, Ltd. of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Marten Transport, Ltd. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Marten Transport, Ltd.

                                                                                                                /s/ KPMG LLP

Minneapolis, Minnesota
March 14, 2008